EXHIBIT A
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock, par value $0.001 per share, of Catalyst Biosciences, Inc., dated as of December 27, 2017 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Date: December 27, 2017	NEXTHERA CAPITAL LP By: Nexthera Capital GP LLC, its general partner By: /s/ Daniel Malek Name: Daniel Malek Title: Managing Member
Date: December 27, 2017	NEXTHERA CAPITAL LP By: Nexthera Capital GP LLC, its general partner By: /s/ Daniel Malek Name: Daniel Malek Title: Managing Member
Date: December 27, 2017	DANIEL MALEK By: /s/ Daniel Malek Name: Daniel Malek
Date: December 27, 2017	ORI HERSHKOVITZ By: /s/ Ori Hershkowvitz Name: Ori Hershkovitz